Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-116110 of BioSante Pharmaceuticals, Inc. on Form S-3 of our report dated March 18, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph indicating that BioSante Pharmaceuticals, Inc. is in the development stage), appearing in the Annual Report on Form 10-KSB of BioSante Pharmaceuticals, Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Chicago, Illinois
June 18, 2004